Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-221411

November 13, 2017

PRICING TERM SHEET

ENERGY TRANSFER PARTNERS, L.P.

950,000 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $1,000.00 per unit) (“Series A Preferred Units”)

550,000 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $1,000.00 per unit) (“Series B Preferred Units”)

Issuer:	Energy Transfer Partners, L.P.

Trade Date:	November 13, 2017

Settlement Date (T+3):	November 16, 2017. It is expected that delivery of the units will be made to investors on or about November 16, 2017, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the units on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Ranking

The Series A Preferred Units and Series B Preferred Units (collectively, the “Preferred Units”) will rank:

•       senior to our common units, Class E Units, Class G Units, Class K Units, general partner interest and incentive distribution rights and to each other class or series of limited partner interests or other equity securities established after the original issue date of the Preferred Units that is not expressly made senior to or on parity with the Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Junior Securities”);

•       on parity with each other and any class or series of limited partner interests or other equity securities established after the original issue date of the Preferred Units with terms expressly providing that such class or series ranks on parity with each of the Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Parity Securities”);

•       junior to any class or series of limited partner interests or equity securities established after the original issue date of the Preferred Units with terms expressly made senior to the Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (“Senior Securities”); and

•       junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

	6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Number of Preferred Securities:	950,000 Series A Preferred Units	550,000 Series B Preferred Units.

Public Offering Price:	$1,000.00 per Series A Preferred Unit; $950,000,000 total for the Series A Preferred Units	$1,000.00 per Series B Preferred Unit; $550,000,000 total for the Series B Preferred Units

Maturity Date:	Perpetual (unless redeemed by the Issuer on or after February 15, 2023 or in connection with a Rating Event (as defined under “Optional Redemption” below)).	Perpetual (unless redeemed by the Issuer on or after February 15, 2028 or in connection with a Rating Event (as defined under “Optional Redemption” below)).

Liquidation Preference:	$1,000.00 plus accumulated and unpaid distributions (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Units).	$1,000.00 plus accumulated and unpaid distributions (subject to adjustment for any splits, combinations or similar adjustments to the Series B Preferred Units).

Distribution Payment Dates and Record Dates:	Semi-annually in arrears on the 15th day of February and August commencing on February 15, 2018, and after February 15, 2023, quarterly in arrears on the 15th day of February, May, August and November of each year (each a “Distribution Payment Date”) to holders of record as of the close of business on the first Business Day of the month of the applicable Distribution Payment Date. A pro-rated initial distribution on the Series A Preferred Units will be payable on February 15, 2018 in an amount equal to approximately $15.451 per Series A Preferred Unit. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Texas or New York shall not be regarded as a Business Day.	Semi-annually in arrears on the 15th day of February and August commencing on February 15, 2018, and after February 15, 2028, quarterly in arrears on the 15th day of February, May, August and November of each year (each a “Distribution Payment Date”) to holders of record as of the close of business on the first Business Day of the month of the applicable Distribution Payment Date. A pro-rated initial distribution on the Series B Preferred Units will be payable on February 15, 2018 in an amount equal to approximately $16.378 per Series B Preferred Unit. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Texas or New York shall not be regarded as a Business Day.

Distribution Rate:	The initial distribution rate for the Series A Preferred Units from and including the date of original issue to, but not excluding February 15, 2023, will be 6.250% per annum of the $1,000 liquidation preference per Series A Preferred Unit (equal to $62.50 per Series A Preferred Unit per annum). On and after February 15, 2023, distributions on the Series A Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.028% per annum.	The initial distribution rate for the Series B Preferred Units from and including the date of original issue to, but not excluding February 15, 2028, will be 6.625% per annum of the $1,000 liquidation preference per Series B Preferred Unit (equal to $66.25 per Series B Preferred Unit per annum). On and after February 15, 2028, distributions on the Series B Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.155% per annum.

Optional Redemption:	At any time within 120 days after the conclusion of any review or appeal process instituted by the Issuer following the occurrence of a Ratings Event, the Issuer may, at its option, redeem the Series A Preferred Unit in whole, but not in part, at a redemption price in cash per Series A Preferred Unit equal to $1,020 (102% of the liquidation preference of $1,000) plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of the instruments governing the Issuer’s outstanding indebtedness.	At any time within 120 days after the conclusion of any review or appeal process instituted by the Issuer following the occurrence of a Ratings Event, the Issuer may, at its option, redeem the Series B Preferred Unit in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $1,020 (102% of the liquidation preference of $1,000) plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of the instruments governing the Issuer’s outstanding indebtedness.

	“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act, that publishes a	“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act, that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series A Preferred Units, as such criteria are in effect as of the original issue date of the Series A Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series A Preferred Units, or (ii) a lower Equity Credit being given to the Series A Preferred Units than the Equity Credit that would have been assigned to the Series A Preferred Units by such rating agency pursuant to its current criteria.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per Series A Preferred Unit assigned to the Series A Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

At any time on or after February 15, 2023, the Issuer may redeem, in whole or in part, the Series A Preferred Units at a redemption price in cash of $1,000 per Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing the Issuer’s outstanding indebtedness. The Issuer must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption. The Issuer may undertake multiple partial redemptions.

rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series B Preferred Units, as such criteria are in effect as of the original issue date of the Series B Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower Equity Credit being given to the Series B Preferred Units than the Equity Credit that would have been assigned to the Series B Preferred Units by such rating agency pursuant to its current criteria.

“Equity Credit” means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per Series B Preferred Unit assigned to the Series B Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

At any time on or after February 15, 2028, the Issuer may redeem, in whole or in part, the Series B Preferred Units at a redemption price in cash of $1,000 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing the Issuer’s outstanding indebtedness. The Issuer must provide not less than 15 days’ and not more than 60 days’ written notice of any such redemption. The Issuer may undertake multiple partial redemptions.

CUSIP / ISIN:	29278NAA1 / US29278NAA19	29278NAB9 / US29278NAB91

Joint Book-Running Managers	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC MUFG Securities Americas Inc. TD Securities (USA) LLC

Listing	The Issuer does not intend to apply for the listing of the Series A Preferred Units or the Series B Preferred Units on any securities exchange.

*	Note: A securities rating is not a recommendation to buy, seller or hold securities and may be revised or withdrawn at any time.

Modifications to the Preliminary Prospectus Supplement, dated November 8, 2017 (the “Preliminary Prospectus Supplement”)

In addition, to our offering of 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $1,000 per unit (the “Series A Preferred Units”), we are also offering 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $1,000 per unit (the “Series B Preferred Units” and together with the Series A Preferred Units, the “Preferred Units”). Corresponding changes will be made wherever applicable to the Preliminary Prospectus Supplement, including as discussed below.

Front Cover and Back Cover

Corresponding changes shall be made to the current front and back cover pages of the Preliminary Prospectus Supplement to account for the offering of the Series B Preferred Units.

The Offering

Corresponding changes shall be made to the current disclosure in the “Offering” summary section on pages S-6 through S-10 of the Preliminary Prospectus Supplement to account for the offering of the Series B Preferred Units.

Risk Factors

The current disclosure in the “Risk Factors” section on pages S-12 through S-16 of the Preliminary Prospectus Supplement is amended and restated as follows:

An investment in our Series A Preferred Units or our Series B Preferred Units involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference as provided under “Incorporation by Reference,” including our Annual Report on Form 10-K for the year ended December 31, 2016 and the risk factors described under “Risk Factors” therein, as updated by our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our Current Reports on Form 8-K filed on May 8, 2017 and August 14, 2017. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus supplement, in the accompanying base prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Risks Related to the Preferred Units

Each of the Series A Preferred Units and Series B Preferred Units represent perpetual equity interests in us, and investors should not expect us to redeem any Preferred Units on the date the Series A Preferred Units or Series B Preferred Units, as applicable, become redeemable by us, at our option, or on any particular date thereafter.

Each of the Series A Preferred Units and Series B Preferred Units represent perpetual equity interests in us, and they have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, unlike our indebtedness, none of the Series A Preferred Units and Series B Preferred Units will give rise to a claim for payment of a principal amount at a particular date. Instead, the Series A Preferred Units or Series B Preferred Units may be redeemed by us at our option (i) following the occurrence of a Rating Event, in whole but not in part, out of funds legally available for such redemption, at a redemption price in cash of $1,020 per Series A Preferred Unit or $1,020 per Series B Preferred Unit, as applicable, plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared, (ii) at any time on or after February 15, 2023, in whole or in part, out of funds legally available for such redemption, at a redemption price in cash of $1,000 per Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared, or (iii) at any time on or after February 15, 2028, in whole or in part, out of funds legally available for such redemption, at a redemption price in cash of $1,000 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any decision we may make at any time to redeem the Series A Preferred Units or the Series B Preferred Units, as applicable, will depend upon, among other things, our evaluation of our capital position and general market conditions at that time. In addition, the instruments governing our outstanding indebtedness may limit our ability to redeem the Series A Preferred Units or the Series B Preferred Units.

As a result, each of holders of the Series A Preferred Units or Series B Preferred Units may be required to bear the financial risks of an investment in the Series A Preferred Units or Series B Preferred Units, as applicable, for an indefinite period of time. Moreover, the Series A Preferred Units and the Series B Preferred Units will rank junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

We distribute all of our available cash to our limited partners and are not required to accumulate cash for the purpose of meeting our future obligations to each of the holders of the Series A Preferred Units or Series B Preferred Units, as applicable, which, along with the agreements governing our indebtedness, may limit the cash available to make distributions on the Series A Preferred Units or the Series B Preferred Units.

Pursuant to our Partnership Agreement, we distribute all of our “available cash” each quarter to our limited partners. Upon the closing of this offering, our Partnership Agreement will define “Available Cash” to generally mean, for each fiscal quarter, all cash and cash equivalents on hand at the end of such quarter and all cash and cash equivalents on hand on the date of determination of available cash for that quarter resulting from working capital borrowings subsequent to the end of such quarter, less the amount of any cash reserves established by our general partner to:

•	provide for the proper conduct of our business, including reserves for future capital expenditures and anticipated credit needs;

•	comply with applicable law or any debt instrument or other agreement or obligation;

•	provide funds to make distributions on the Series A Preferred Units or Series B Preferred Units; or

•	provide funds for distributions to our common unitholders and other limited partners entitled to distributions under our Partnership Agreement and to our general partner for any one or more of the next four quarters.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make distributions on the Series A Preferred Units and Series B Preferred Units.

The Series A Preferred Units and Series B Preferred Units are subordinated to our existing and future debt obligations, and your interests could be diluted by the issuance of additional units, including additional Series A Preferred Units or Series B Preferred Units, and by other transactions.

The Series A Preferred Units and the Series B Preferred Units are subordinated to all of our existing and future indebtedness. As of September 30, 2017, our total consolidated debt was approximately $34.3 billion, and we had the ability to borrow an additional $4.0 billion under our existing revolving credit facilities, subject to certain limitations. We may incur additional debt under our existing revolving credit facilities, or other existing or future debt arrangements. The payment of principal and interest on our debt reduces cash available for distribution to our limited partners, including each of the holders of Series A Preferred Units and Series B Preferred Units, as applicable.

The issuance of any Senior Securities or additional Parity Securities (including additional Series A Preferred Units or Series B Preferred Units) would dilute the interests of each of the holders of the Series A Preferred Units and the Series B Preferred Units and could affect our ability to pay distributions on, redeem, or pay the liquidation preference on the Series A Preferred Units or the Series B Preferred Units. Future issuances and sales of Senior Securities, Parity Securities or Junior Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Units or the Series B Preferred Units, as applicable, to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The Series A Preferred Units and the Series B Preferred Units will each have extremely limited voting rights.

The voting rights of each of the holders of the Series A Preferred Units and Series B Preferred Units will be extremely limited. Holders of the Series A Preferred Units and Series B Preferred Units generally will have no voting rights. Although each of the holders of the Series A Preferred Units and the Series B Preferred Units are entitled to limited protective voting rights, as described in “Description of Series A Preferred Units—Voting Rights” and “Description of Series B Preferred Units—Voting Rights” with respect to certain matters the Series A Preferred Units or the Series B Preferred Units will generally vote separately as classes along with all other series of our Parity Securities that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Units and Series B Preferred Units may be significantly diluted, and the holders of such other series of Parity Securities that we may issue may be able to control or significantly influence the outcome of any vote.

Your ability to transfer the Series A Preferred Units or the Series B Preferred Units at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

Each of the Series A Preferred Units and the Series B Preferred Units are a new class of our securities and do not have an established trading market. In addition, since each of the Series A Preferred Units and the Series B Preferred Units have no stated maturity date, investors seeking liquidity will be limited to selling their Series A Preferred Units or Series B Preferred Units, as applicable, in the secondary market absent redemption by us. Although we have registered the offer and sale of the Preferred Units under the Securities Act, we do not intend to apply for the listing of either of the Series A Preferred Units or the Series B Preferred Units on any securities exchange or for the quotation of either of the Series A Preferred Units or the Series B Preferred Units on any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the Series A Preferred Units and the Series B Preferred Units, as permitted by applicable laws and regulations, they are not obligated to, and they may discontinue their market-making activities at any time without notice. An active market for the Series A Preferred Units or the Series B Preferred Units may not develop or, if developed, may not continue. In the absence of active trading markets, you may not be able to transfer your Series A Preferred Units or the Series B Preferred Units within the time or at the prices you desire.

Market interest rates may adversely affect the value of the Series A Preferred Units or the Series B Preferred Units, and the distribution payable will vary on and after February 15, 2023 with respect to the Series A Preferred Units, and, on any after February 15, 2028 with respect to the Series B Preferred Units, each based on market interest rates.

One of the factors that will influence the price of the Series A Preferred Units and the Series B Preferred Units will be the distribution yield on (i) the Series A Preferred Units (as a percentage of the price of the Series A Preferred Units) relative to market interest rates and (ii) the Series B Preferred Units (as a percentage of the price of the Series B Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Units and the Series B Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution to our limited partners, including each of the holders of Series A Preferred Units and Series B Preferred Units. Accordingly, higher market interest rates could cause the market price of the Series A Preferred Units and the Series B Preferred Units to decrease.

In addition, on and after February 15, 2023, the Series A Preferred Units will have a floating distribution rate set each quarterly distribution period at a percentage of the $1,000 liquidation preference equal to a floating rate of the then-current three-month LIBOR plus a spread of 4.028% per annum. On and after February 15, 2028, the Series B Preferred Units will have a floating distribution rate set each quarterly distribution period at a percentage of the $1,000 liquidation preference equal to a floating rate of the then-current three-month LIBOR plus a spread of 4.155% per annum. The per annum distribution rate that is determined on the relevant determination date will apply to the entire quarterly distribution period following such determination date even if LIBOR increases during that period. As a result, each of the holders of Series A Preferred Units or Series B Preferred Units, as applicable, will be subject to risks associated with fluctuation in interest rates and the possibility that holders will receive distributions that are lower than expected. We have no control over a number of factors, including economic, financial and political events, that impact market fluctuations in interest rates, which have in the past and may in the future experience volatility.

Increased regulatory oversight, changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may adversely affect the value of the Series A Preferred Units or the Series B Preferred Units.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. On July 27, 2017, the Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit LIBOR rates after 2021 (the “FCA Announcement”). Based on the FCA Announcement, it appears likely that LIBOR will be discontinued or modified by 2021.

Under the terms of the Series A Preferred Units and the Series B Preferred Units, the distribution rate on the Series A Preferred Units and the Series B Preferred Units for each distribution period during the Series A Floating Rate Period (as defined under “Description of Series A Preferred Units—Distributions—Distribution Rate”) or the Series B Floating Rate Period (as defined under “Description of Series B Preferred Units—Distributions—Distribution Rate”), as applicable, is based on three-month LIBOR. If the calculation agent is unable to determine three-month LIBOR based on screen-based reporting of that base rate, and if the calculation agent is also unable to obtain suitable quotations for three-month LIBOR from reference banks, then the calculation agent will determine three-month LIBOR after consulting such sources as it deems comparable or reasonable. In addition, if the calculation agent determines that three-month LIBOR has been discontinued, then the calculation agent will determine whether to calculate the relevant distribution rate using a substitute or successor base rate that it has determined in its sole discretion is most comparable to three-month LIBOR, provided that if the calculation agent determines there is an industry-accepted successor base rate, the calculation agent will use that successor base rate. In such instances, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate with respect to the calculation of distributions on the Series A Preferred Units during the Series A Floating Rate Period or the Series B Preferred Units during the Series B Floating Rate Period in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the applicable distribution rate on the Series A Preferred Units during the Series A Floating Rate Period or on the Series B Preferred Units during the Series B Floating Rate Period which could adversely affect the return on, value of and market for the Series A Preferred Units or the Series B Preferred Units, as applicable. We will appoint a calculation agent (other than the Partnership or its affiliates) for the Series A Preferred Units prior to the commencement of the Series A Floating Rate Period and for the Series B Preferred Units prior to the commencement of the Series B Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any unitholder upon request.

Our ability to issue Parity Securities in the future could adversely affect the rights of holders of our Series A Preferred Units and Series B Preferred Units.

We are allowed to issue Parity Securities without any vote of each of the holders of the Series A Preferred Units and Series B Preferred Units, except where the cumulative distributions on the Series A Preferred Units or the Series B Preferred Units, as applicable, or any Parity Securities are in arrears. The issuance of any Parity Securities would have the effect of reducing the amounts available to each of the holders of the Series A Preferred Units and the Series B Preferred Units issued in this offering upon our liquidation, dissolution or winding up if we do not have sufficient funds to pay all liquidation preferences of the Series A Preferred Units, Series B Preferred Units and Parity Securities in full. It also would reduce amounts available to make distributions on the Series A Preferred Units and the Series B Preferred Units issued in this offering if we do not have sufficient funds to pay distributions on all outstanding Series A Preferred Units, Series B Preferred Units and Parity Securities. In addition, future issuances and sales of Parity Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Units and the Series B Preferred Units to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

A change in the rating of the Series A Preferred Units or the Series B Preferred Units could adversely affect the market price of the Series A Preferred Units or the Series B Preferred Units, respectively.

In connection with this offering, we expect that both the Series A Preferred Units and the Series B Preferred Units will receive below-investment-grade credit rating from Moody’s, S&P and Fitch. Rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Series A Preferred Units or the Series B Preferred Units. Any real or anticipated downgrade or withdrawal of any ratings of the Series A Preferred Units or the Series B Preferred Units could have an adverse effect on the market price or liquidity of the Series A Preferred Units or the Series B Preferred Units.

Ratings reflect only the views of the issuing rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the Series A Preferred Units and the Series B Preferred Units. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Series A Preferred Units or the Series B Preferred Units may not reflect all risks related to the Partnership and its business or the structure or market value of the Series A Preferred Units or the Series B Preferred Units.

None of the Series A Preferred Units or the Series B Preferred Units are convertible into our common units at any time and do not have any protection in the event of a change of control.

None of the Series A Preferred Units or the Series B Preferred Units are convertible into our common units at any time. In addition, the terms of the Series A Preferred Units and the Series B Preferred Units will not contain any provisions that protect the holders of the Series A Preferred Units or the Series B Preferred Units in the event that we experience a change of control.

Holders of Series A Preferred Units and Series B Preferred Units may have liability to repay distributions.

Under certain circumstances, each of the holders of the Series A Preferred Units and the Series B Preferred Units may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to us are not counted for purposes of determining whether a distribution is permitted.

Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of Series A Preferred Units or Series B Preferred Units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known to such purchaser of Series A Preferred Units or Series B Preferred Units, as applicable, at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our Partnership Agreement.

Tax Risks

Treatment of distributions on our Series A Preferred Units and Series B Preferred Units as guaranteed payments for the use of capital creates a different tax treatment for the holders of Series A Preferred Units and Series B Preferred Units than the holders of our common units.

The tax treatment of distributions on our Series A Preferred Units and our Series B Preferred Units is uncertain. We will treat each of the holders of the Series A Preferred Units and Series B Preferred Units as partners for tax purposes and will treat distributions on the Series A Preferred Units and the Series B Preferred Units as guaranteed payments for the use of capital that will generally be taxable to each of the holders of Series A Preferred Units and Series B Preferred Units as ordinary income. Although a holder of Series A Preferred Units or Series B Preferred Units will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), we anticipate accruing and making the guaranteed payment distributions semi-annually through and including February 15, 2023 with respect to the Series A Preferred Units or through and including February 15, 2028 with respect to the Series B Preferred Units and, thereafter, in either case, quarterly.

Otherwise, except in the case of our liquidation, the holders of Series A Preferred Units and Series B Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to the holders of Series A Preferred Units and the Series B Preferred Units. See “Description of Series A Preferred Units—Liquidation Rights” or “Description of Series B Preferred Units—Liquidation Rights” If the Series A Preferred Units and Series B Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to each of the holders of Series A Preferred Units and Series B Preferred Units.

A holder of Series A Preferred Units or Series B Preferred Units will be required to recognize gain or loss on a sale of Series A Preferred Units or Series B Preferred Units, as applicable, equal to the difference between the amount realized by such holder and such holder’s tax basis in the Series A Preferred Units or Series B Preferred Units, as applicable, sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Series A Preferred Units or Series B Preferred Units, as applicable. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of a Series A Preferred Unit or Series B Preferred Unit, as applicable, will generally be equal to the sum of the cash and the fair market value of other property paid by the holder of such Series A Preferred Units or Series B Preferred Units, as applicable, to acquire such Series A Preferred Unit or Series B Preferred Unit, as applicable. Gain or loss recognized by a holder of Series A Preferred Units or Series B Preferred Units on the sale or exchange of a Series A Preferred Unit or Series B Preferred Unit, as applicable, held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Series A Preferred Units and Series B Preferred Units will generally not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Investment in the Series A Preferred Units or the Series B Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain and such payments may be treated as unrelated business taxable income for federal income tax purposes. Distributions to non-U.S. holders of Series A Preferred Units and Series B Preferred Units will be subject to withholding taxes. If the amount of withholding exceeds the amount of U.S. federal income tax actually due, non-U.S. holders of Series A Preferred Units and Series B Preferred Units may be required to file U.S. federal income tax returns in order to seek a refund of such excess. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain and such payments may be treated as unrelated business taxable income for federal income tax purposes. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to the consequences of owning our Series A Preferred Units or Series B Preferred Units.

Description of Series B Preferred Units

A new section describing the Series B Preferred Units will be added to the Preliminary Prospectus Supplement as follows:

DESCRIPTION OF SERIES B PREFERRED UNITS

The following description of the Series B Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Fourth Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 thereto, which will be entered into in connection with the closing of this offering and will be filed as an exhibit to a Current Report on Form 8-K.

General

The Series B Preferred Units offered hereby are a new series of preferred units. Upon completion of this offering, there will be Series B Preferred Units issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units and Junior Securities (as defined under “Summary—The Offering—Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (each, as defined under “Summary—The Offering—Ranking”).

The holders of our common units, Series A Preferred Units, Series B Preferred Units, IDRs and other partnership securities (including the Class E Units, Class G Units and Class K Units) are entitled to receive, to the extent permitted by law and as provided in our Partnership Agreement, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units, Series A Preferred Units, Series B Preferred Units, IDRs, general partner interest and other partnership securities (including the Class E Units, Class G Units, Class I Units, Class J Units and Class K Units) are entitled to receive distributions of our assets as provided in our Partnership Agreement, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series A Preferred Units, Series B Preferred Units, Class E Units, Class G Units, Class I Units, Class J Units and Class K Units) having preferential rights to receive distributions of our assets over each such class of limited partner interests.

When issued and paid for in the manner described in this prospectus supplement and the accompanying base prospectus, the Series B Preferred Units offered hereby will be fully paid and nonassessable (except as such nonassessability may be affected by Section 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Subject to the matters described under “—Liquidation Rights,” each Series B Preferred Unit will generally have a fixed liquidation preference of $1,000 per Series B Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series B Preferred Units) plus an amount equal to accumulated and unpaid distributions thereon to, but excluding, the date fixed for payment, whether or not declared.

The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units will rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any Senior Securities and the proportional rights of holders of Parity Securities.

All of the Series B Preferred Units offered hereby will be represented by one or more certificates issued to DTC (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee, for credit to an account of a direct or indirect participant in the Securities Depositary (including, if applicable, Euroclear and Clearstream). So long as a Securities Depositary has been appointed and is serving, no person acquiring Series B Preferred Units will be entitled to receive a certificate representing such Series B Preferred Units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Series B Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Units will not be entitled or subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units will be subject to redemption, in whole or in part, at our option commencing on February 15, 2028 or upon occurrence of a Rating Event. See “—Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series B Preferred Units. The address of the Paying Agent and the Registrar and Transfer Agent is 6201 15th Avenue, Brooklyn, New York, 11219.

Ranking

The Series B Preferred Units will, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including our common units, Class E Units, Class G Units, Class K Units, general partner interest and IDRs);

•	on parity with the Parity Securities (including our Series A Preferred Units);

•	junior to the Senior Securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. Our general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. Our general partner will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

Any distributions made upon our liquidation will be made to our partners in accordance with their respective positive capital account balances. The holders of outstanding Series B Preferred Units will first be specially allocated items of our gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution, or winding up of our affairs (whether voluntary or involuntary), such holders to have a positive capital balance equal to the liquidation preference of $1,000 per Series B Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the holders of outstanding Series B Preferred Units is not sufficient to cause the capital account of a Series B Preferred Unit to equal the liquidation preference of a Series B Preferred Unit, then the amount that a holder of Series B Preferred Units would receive upon liquidation may be less than the Series B Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series B Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital account balances. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the rights of the holders of any Senior Securities and the proportional rights of holders of Parity Securities.

Voting Rights

The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a separate class, we may not adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Series B Preferred Units. For the avoidance of doubt, for purposes of this voting requirement, any amendment to our Partnership Agreement (i) relating to the issuance of additional limited partner interests (subject to the voting rights regarding the issuance of Parity Securities or Senior Securities discussed below) and (ii) in connection with a merger or another transaction in which we are the surviving entity and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders of Series B Preferred Units, will be deemed to not materially adversely affect the terms of the holders of Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	create or issue any Parity Securities (including any additional Series A Preferred Units or Series B Preferred Units) if the cumulative distributions payable on then outstanding Series B Preferred Units (or Parity Securities, if applicable) are in arrears; or

•	create or issue any Senior Securities.

On any matter on which the holders of the Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Series B Preferred Unit. The Series B Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Series B Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Distributions

General

Holders of Series B Preferred Units will be entitled to receive, when, as, and if declared by our general partner out of legally available funds for such purpose, cumulative semi-annual or quarterly cash distributions, as the case may be. Unless otherwise determined by our general partner, distributions on the Series B Preferred Units will be deemed to have been paid out of our available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made.

Distribution Rate

Distributions on Series B Preferred Units will be cumulative from the date of original issue and will be payable semi-annually in arrears (as described under “—Distribution Payment Dates”) commencing on February 15, 2018 until February 15, 2028, and, after February 15, 2028, quarterly in arrears, when, as, and if declared by our general partner out of legally available funds for such purpose. A pro-rated initial distribution on the Series B Preferred Units will be paid on February 15, 2018 in an amount equal to approximately $16.378 per unit.

The initial distribution rate for the Series B Preferred Units from and including the date of original issue to, but excluding, February 15, 2028 (the “Series B Fixed Rate Period”) will be 6.625% per annum of the $1,000 liquidation preference per unit (equal to $66.25 per unit per annum). On and after February 15, 2028 (the “Series B Floating Rate Period”), distributions on the Series B Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.155% per annum.

The distribution rate for each distribution period in the Series B Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the distribution period, which date is the “distribution determination date” for the distribution period. The calculation agent then will add the spread of 4.155% per annum to three-month LIBOR as determined on the distribution determination date. Absent manifest error, the calculation agent’s determination of the distribution rate for a distribution period for the Series B Preferred Units will be binding and conclusive on you, the transfer agent, and us.

We will appoint a calculation agent (other than the Partnership or its affiliates) for the Series B Preferred Units prior to the commencement of the Series B Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any unitholder upon request.

Distribution Payment Dates

The “Distribution Payment Dates” for the Series B Preferred Units will be the 15th day of February and August of each year, commencing on February 15, 2018 until February 15, 2028 and on the 15th day of February, May, August and November of each year during the Series B Floating Rate Period. Distributions will accumulate in each such period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series B Fixed Rate Period, distributions on the

Series B Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. During the Series B Floating Rate Period, distributions on the Series B Preferred Units will be computed by multiplying the floating rate for that distribution period by a fraction, the numerator of which will be the actual number of days elapsed during that distribution period (determined by including the first day of the distribution period and excluding the last day, which is the Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate liquidation preference of the Series B Preferred Units.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those semi-annual or quarterly distributions, as applicable, if any, on the Series B Preferred Units that have been declared by our general partner to the holders of such Series B Preferred Units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date for each distribution on our Series B Preferred Units will be the first Business Day of the month of the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by our general partner in accordance with our Partnership Agreement.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Parity Securities through the most recent respective Distribution Payment Dates. Accumulated distributions in arrears for any past distribution period may be declared by the general partner and paid on any date fixed by the general partner, whether or not a Distribution Payment Date, to holders of the Series B Preferred Units on the record date for such payment, which may not be less than 10 days before such distribution periods. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series B Preferred Units (e.g., quarterly rather than semi-annual), the general partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the Series B Preferred Units on the next successive Distribution Payment Date.

Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series B Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series B Preferred Units and Parity Securities at such time. Holders of the Series B Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series B Preferred Units.

Redemption

Optional Redemption Upon a Series B Rating Event

At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Series B Rating Event (as defined below), we may, at our option, redeem the Series B Preferred

Units in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $1,020 (102% of the liquidation preference of $1,000) plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

“Series B Rating Event” means a change by any rating agency to its equity credit criteria for securities such as the Series B Preferred Units, as such criteria are in effect as of the original issue date of the Series B Preferred Units (the “Series B current criteria”), which change results in (i) any shortening of the length of time for which the Series B current criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower Equity Credit being given to the Series B Preferred Units than the Equity Credit that would have been assigned to the Series B Preferred Units by such rating agency pursuant to its current criteria. “Equity Credit” for purposes of the Series B Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $1,000 per Series B Preferred Unit assigned to the Series B Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

Optional Redemption on or after February 15, 2028

Any time on or after February 15, 2028, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $1,000 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.

Redemption Procedures

Any optional redemption shall be effected only out of funds legally available for such purpose. We will give notice of any redemption not less than 15 days and not more than 60 days before the scheduled date of redemption, to the holders of any Series B Preferred Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and, in the case of Series B Preferred Units in certificated form, the identification) of Series B Preferred Units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (v) that distributions on the Series B Preferred Units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of Series B Preferred Units to be redeemed will be determined by us, and such Series B Preferred Units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series B Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series B Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series B Preferred Units to be redeemed from the account of each of its participants holding such Series B Preferred Units in its participant account. Thereafter, each participant will select the number of Series B Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Units for its own account). A participant may determine to redeem Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming Series B Preferred Units from the accounts of other beneficial owners.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Series B Preferred Units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If a notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Series B Preferred Units will cease to accumulate and all rights of holders of such Series B Preferred Units as limited partners will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared. The holders of Series B Preferred Units will have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Units, that remain unclaimed or unpaid after one year after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preferred Units entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series B Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series B Preferred Units is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Series B Preferred Units a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full redemption price of such Series B Preferred Units, including all accumulated and unpaid distributions to, but excluding, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Series B Preferred Units, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Series B Preferred Units. Any Series B Preferred Units that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities (including the Series A Preferred Units) except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series B Preferred Units and any Parity Securities (including the Series A Preferred Units). Common units, Class E Units, Class G Units, Class K Units, the general partner interest and the IDRs and any other Junior Securities may not be redeemed, repurchased or otherwise acquired by us unless full cumulative distributions on the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, and the officers and directors of our general partner, will not owe any duties, including fiduciary duties, to holders of the Series B Preferred Units other than an implied contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Book-Entry System

All Series B Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Securities Depositary (including, if applicable, Euroclear and Clearstream). The Series B Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series B Preferred Units offered hereby will be entitled to receive a certificate evidencing such Series B Preferred Units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series B Preferred Units, each purchaser of Series B Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Units and (ii) the records of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to evidence its ownership of such Series B Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series B Preferred Units, no beneficial holder of the Series B Preferred Units will be deemed to be a holder of Series B Preferred Units. DTC, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own DTC. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Units, whether as a holder of the Series B Preferred Units for its own account or as a nominee for another holder of the Series B Preferred Units.

Calculation Agent

We will appoint a calculation agent (other than the Partnership or its affiliates) for the Series B Preferred Units prior to the commencement of the Series B Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any unitholder upon request.

Material Federal Income Tax Consequences

A new section describing the material federal income tax consequences of the Series B Preferred Units will be added to the Preliminary Prospectus Supplement as follows:

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF SERIES B PREFERRED UNITS

The tax consequences to you of an investment in our Series B Preferred Units will depend in part on your own tax circumstances. This section adds information related to certain tax considerations with respect to the Series B Preferred Units and should be read in conjunction with the risk factor included under the caption “Tax Risks” in this prospectus supplement. For a discussion of the principal U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, see “Material Federal Income Tax Consequences” in the accompanying base prospectus and “Tax Risks to Our Common Unitholders” in our most recent Annual Report on Form 10-K, deemed to be incorporated herein by reference. The following discussion is limited as described herein and under the caption “Material Federal Income Tax Consequences” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective holders of Series B Preferred Units who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Energy Transfer Partners, L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or prospective holders of Series B Preferred Units and does not describe the application of the alternative minimum tax that may be applicable to certain prospective holders of Series B Preferred Units. Moreover, the discussion focuses on prospective holders of Series B Preferred Units who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Series B Preferred Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their Series B Preferred Units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective holder of Series B Preferred Units to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of Series B Preferred Units and potential changes in applicable laws.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our Series B Preferred Units, including the prices at which such units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution and thus will be borne indirectly by our unitholders (including holders of our Series B Preferred Units) and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us and our general partner.

Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a holder of Series B Preferred Units whose Series B Preferred Units are loaned to a short seller to cover a short sale of Series B Preferred Units (see “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether holders of Series B Preferred Units will be treated as partners that receive guaranteed payments for the use of capital on their Series B Preferred Units (see “—Limited Partner Status”); and (iii) whether distributions with respect to the Series B Preferred Units will be treated as unrelated business taxable income (see “—Tax-Exempt Organizations and Other Investors”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of certain minerals and natural resources, including crude oil, natural gas and other products of a type that are produced in a petroleum refinery or natural gas processing plant, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, certain activities that are intrinsic to other qualifying activities, and our allocable share of our subsidiaries’ income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes;

•	Each of our operating subsidiaries will, except as otherwise identified to Latham & Watkins LLP, be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes; and

•	Each commodity hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by us in activities that Latham & Watkins LLP has opined or will opine result in qualifying income.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

•	Neither we nor any of our partnership or limited liability company subsidiaries, other than those identified as such to Latham & Watkins LLP, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

•	For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Series B Preferred Units, or taxable capital gain, after the unitholder’s tax basis in his Series B Preferred Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Series B Preferred Units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

The tax treatment of our Series B Preferred Units is uncertain. As such, Latham & Watkins LLP is unable to opine as to the tax treatment of the Series B Preferred Units. Although the IRS may disagree with this treatment, we will treat holders of Series B Preferred Units as partners entitled to a guaranteed payment for the use of capital on their Series B Preferred Units. If the Series B Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes and distributions on the Series B Preferred Units would constitute ordinary interest income to holders of Series B Preferred Units. The remainder of this discussion assumes that our Series B Preferred Units are partnership interests for federal income tax purposes.

A beneficial owner of Series B Preferred Units whose Series B Preferred Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those Series B Preferred Units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Tax Consequences of Unit Ownership

Treatment of Distributions on Series B Preferred Units

We will treat distributions on the Series B Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series B Preferred Units as ordinary income and will be deductible by us. Although a holder of Series B Preferred Units will recognize taxable income from the accrual of such a guaranteed payment (even in the absence of a contemporaneous cash distribution), the partnership anticipates accruing and making the guaranteed payment distributions semi-annually through and including February 15, 2028 and, thereafter, quarterly. Except in the case of our liquidation, the holders of Series B Preferred Units are generally not anticipated to share in the partnership’s items of income, gain, loss or deduction, nor will we allocate any share of the partnership’s nonrecourse liabilities to such holders. See “Description of Series B Preferred Units—Liquidation Rights.”

If the distributions to the Series B Preferred Units are not respected as guaranteed payments for the use of capital, holders of Series B Preferred Units may be treated as receiving an allocable share of gross income from the Partnership equal to their cash distributions, to the extent the Partnership has sufficient gross income to make such allocations of gross income. In the event there is not sufficient gross income to match such distributions, the distributions to the Series B Preferred Units would reduce the capital accounts of the Series B Preferred Units, requiring a subsequent allocation of income or gain to provide the Series B Preferred Units with their liquidation preference, if possible.

Basis of Series B Preferred Units

The tax basis of a holder of Series B Preferred Units in his Series B Preferred Units initially will be the amount paid for such Series B Preferred Units. If the distributions on the Series B Preferred Units are respected as guaranteed payments for the use of capital, the tax basis of such a holder in his Series B Preferred Units will, generally, not be affected by distributions made with respect to such Series B Preferred Units. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own both common units and Series B Preferred Units, please consult your tax advisor with respect to determining the consequences of a guaranteed payment on your basis in your units.

Limitations on Deductibility of Losses

Holders of Series B Preferred Units will only be allocated loss once the capital accounts of the common unitholders have been reduced to zero. Although it is not anticipated that a holder of Series B Preferred Units would be allocated loss, the deductibility of any such loss allocation may be limited for various reasons. In the event that you are allocated loss as a holder of Series B Preferred Units, please consult your tax advisor as to the application of any limitation to the deductibility of that loss.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder or, in the case of the Series B Preferred Units, as an advance on a guaranteed payment to the holder of Series B Preferred Units on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

After giving effect to special allocation provisions with respect to our other classes of units, our items of income, gain, loss and deduction generally will be allocated amongst our common unitholders and our general partner in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of such distributions. If the capital accounts of the common unitholders have been reduced to zero, losses will be allocated to the Series B Preferred Units until the capital accounts of the Series B Preferred Units are reduced to zero. If Series B Preferred Units are allocated losses in any taxable period, gross income from a subsequent taxable period, if any, would be allocated to the Series B Preferred Units in a manner designed to provide their liquidation preferences.

Generally, holders of Series B Preferred Units will have a capital account equal to the liquidation preference of each Series B Preferred Unit, or $1,000, without regard to the price paid for such Series B Preferred Units, but will have an initial tax basis with respect to the Series B Preferred Units equal to the price paid for such Series B Preferred Units. To the extent the purchase price paid for a Series B Preferred Unit in this offering exceeds the liquidation preference of such Series B Preferred Unit, we will allocate an amount of income equal to the cumulative amount paid in excess of the liquidation preference of all Series B Preferred Units sold in this offering to our unitholders (other than holders of Series B Preferred Units) in accordance with their percentage interest in us.

Treatment of Short Sales

A unitholder whose Series B Preferred Units are loaned to a “short seller” to cover a short sale of Series B Preferred Units may be considered as having disposed of such units. If so, he would no longer be treated for tax purposes as a partner with respect to those Series B Preferred Units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose Series B Preferred Units are loaned to a short seller to cover a short sale of Series B Preferred Units; therefore, holders of Series B Preferred Units desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their Series B Preferred Units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Series B Preferred Units—Recognition of Gain or Loss.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (NIIT) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our Series B Preferred Units.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each holder of Series B Preferred Units will be required to include in its tax return its income from our guaranteed payments for each taxable year ending within or with its taxable year. In addition, a holder of Series B Preferred Units who has a taxable year ending on a date other than December 31 and who disposes of all of his Series B Preferred Units following the close of our taxable year but before the close of his taxable year will be required to include in income for his taxable year his income from more than one year of guaranteed payments.

Disposition of Series B Preferred Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of Series B Preferred Units equal to the difference between the amount realized and the tax basis of the holder of Series B Preferred Units for the Series B Preferred Units sold. Such holder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by him.

Generally, gain or loss recognized by a holder of Series B Preferred Units, other than a “dealer” in Series B Preferred Units, on the sale or exchange of a Series B Preferred Unit will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Series B Preferred Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of Series B Preferred Units may be subject to the NIIT in certain circumstances. See “—Tax Consequences of Unit Ownership—Tax Rates” in the accompanying base prospectus.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify partnership interests transferred with an ascertainable holding period to elect to use the actual holding period of the partnership interests transferred. Thus, according to the ruling discussed above, a holder of Series B Preferred Units will be unable to select high or low basis Series B Preferred Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific Series B Preferred Units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of Series B Preferred Units transferred must consistently use that identification method for all subsequent sales or exchanges of Series B Preferred Units. A holder of Series B Preferred Units considering the purchase of additional partnership interests or a sale of partnership interests purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Recognition of Gain or Loss on Redemption

The receipt by a holder of amounts in redemption of his Series B Preferred Units generally will result in the recognition of taxable gain to the holder for federal income tax purposes only if and to the extent the amount of redemption proceeds received exceeds his tax basis in all the units (including common units) held by him immediately before the redemption. Any such redemption of Series B Preferred Units would result in the recognition of taxable loss to the holder for federal income tax purposes only if the holder does not hold any other units (including common units) immediately after the redemption and the holder’s tax basis in the redeemed Series B Preferred Units exceeds the amounts received by the holder in redemption thereof. Any taxable gain or loss recognized under the foregoing rules would be treated in the same manner as taxable gain or loss recognized on a sale of Series B Preferred Units as described above in “Disposition Series B Preferred Units—Recognition of Gain or Loss on Sale.”

Allocations Between Transferors and Transferees

Holders of Series B Preferred Units owning Series B Preferred Units as of the applicable record date with respect to a Distribution Payment Date will be entitled to receive the cash distribution with respect to their Series B Preferred Units on the Distribution Payment Date. Purchasers of Series B Preferred Units after such applicable record date will therefore not become entitled to receive a cash distribution on their Series B Preferred Units until the next applicable record date.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our Series B Preferred Units.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income (“UBTI”). We will treat distributions on the Series B Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain. Such payments may be treated as UBTI for federal income tax purposes and Latham & Watkins LLP is unable to opine with respect to whether such payments constitute UBTI for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning our Series B Preferred Units.

Non-resident aliens and foreign corporations, trusts or estates that own units may be considered to be engaged in business in the United States because of the ownership of Series B Preferred Units. As a consequence, they will be required to file federal tax returns to report their income from guaranteed payments and pay federal income tax on such income in a manner similar to a taxable U.S. holder. Moreover, under rules applicable to publicly traded partnerships, distributions to foreign unitholders are subject to withholding at the highest applicable effective tax rate. Each foreign holder of Series B Preferred Units must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns Series B Preferred Units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of holder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a Series B Preferred Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that Series B Preferred unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. However, in a recent decision, the United States Tax Court declined to follow this ruling and held that such gain is not effectively connected with a foreign unitholder’s United States trade or business and would only be taxable to the extent attributable to such unitholder’s share of the partnership’s United States real property interests. As this decision is still subject to appeal, its exact impact on foreign unitholders is uncertain. Prospective unitholders should consult their own tax advisors regarding the potential impact of this decision on their investment in our Series B Preferred Units. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign holder of Series B Preferred Units (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country), generally will be subject to U.S. federal income tax upon the sale or disposition of a Series B Preferred Unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our Series B Preferred Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the Series B Preferred Units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign holders of Series B Preferred Units may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. Notwithstanding the rules described above under “—Tax Consequences of Unit Ownership—Basis of Series B Preferred Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and Series B Preferred Units due to administrative reporting limitations. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective holders of Series B Preferred Units that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Series B Preferred Units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, the Joint Committee of Taxation has stated that we would not be able to have our general partner and its unitholders take such audit adjustment into account. If we are unable to have our general partner and its unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our Series B Preferred units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to holders of our Series B Preferred Units might be substantially reduced. These rules are not applicable to us for taxable years beginning on or prior to December 31, 2017.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”), paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their Series B Preferred Units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Series B Preferred Units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return (A) for which there is, or was, “substantial authority” or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our Series B Preferred Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Series B Preferred Units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each holder of Series B Preferred Units to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective holder of Series B Preferred Units is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each holder of Series B Preferred Units to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

Underwriting

The current disclosure in the “Underwriting” section on pages S-38 through S-42 of the Preliminary Prospectus Supplement will be amended and restated as follows:

We are offering the securities described in this prospectus supplement through J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, MUFG Securities Americas Inc. and TD Securities (USA) LLC as underwriters of the offering. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of Series A Preferred Units and Series B Preferred Units listed next to its name in the following table:

	Number of Series A Preferred Units	Number of Series B Preferred Units
Underwriter
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman Sachs & Co. LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC

Total	950,000	550,000

The underwriters are committed to purchase all the Preferred Units offered by us if they purchase any Preferred Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Preferred Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                per Series A Preferred Unit or $                per Series B Preferred Unit. After the initial offering of the Preferred Units to the public, the offering price and other selling terms may be changed by the underwriters. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $                per Series A Preferred Unit or $                per Series A Preferred Unit to certain brokers and dealers. The offering of the Preferred Units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting fee is $                per Series A Preferred Unit and $                per Series A Preferred Unit. The following table shows the per Series A Preferred Unit and per Series B Preferred Unit and the total underwriting discount to be paid to the underwriters.

The offering of the Preferred Units by the underwriters is subject to the receipt and acceptance of valid offers to purchase the Preferred Units and subject to the underwriters’ right to reject any order in whole or in part.

	Per Series A Preferred Unit		Per Series B Preferred Unit		Total
Public Offering Price		$1,000		$1,000		$1,500,000,000
Underwriting Discount	$		$		$
Proceeds to Energy Transfer Partners, L.P. (before expenses)	$		$		$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $                .

We have agreed that, for a period commencing on the date of this prospectus supplement and ending on the 30th day after the date of this prospectus supplement, and subject to certain exceptions, we will not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer for sale, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Preferred Units or securities convertible into or exchangeable for Preferred Units, or in either case, any securities that are substantially similar to the Series A Preferred Units or Series B Preferred Units, as applicable, or sell grant options, rights, or warrants with respect to any Preferred Units or securities convertible or exchangeable for Series A Preferred Units or Series B Preferred Units, as applicable, or in either case, any securities that are substantially similar to the Series A Preferred Units or Series B Preferred Units, as applicable, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Series A Preferred Units or Series B Preferred Units or securities convertible into or exchangeable for Series A Preferred Units or Series B Preferred Units, as applicable, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common units, Series A Preferred Units, Series B Preferred Units or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement, including any amendments, to register any Series A Preferred Units, Series B Preferred Units or securities convertible, exercisable or exchangeable into Series A Preferred Units or Series B Preferred Units, as applicable, or other substantially similar securities or any securities convertible into or exercisable or exchangeable for Series A Preferred Units, Series B Preferred Units or other substantially similar securities of us, or (iv) publicly disclose the intention to do any of the foregoing.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Preferred Units in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Units while this offering is in progress. These stabilizing transactions may include making short sales of the Preferred Units, which involves the sale by the underwriters of a greater number of Preferred Units than they are required to purchase in this offering, and purchasing Preferred Units on the open market to cover positions created by short sales.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Series A Preferred Units or Series B Preferred Units, as applicable, including the imposition of penalty bids. This means that if the underwriters purchase any Preferred Units in the open market in stabilizing transactions or to cover short sales, the other underwriters can require that the underwriters that sold those Series A Preferred Units or Series B Preferred Units, as applicable, as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Preferred Units or preventing or retarding a decline in the market price of the Preferred Units, and, as a result, the price of the Preferred Units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time without notice.

Each of the Series A Preferred Units and the Series B Preferred Units are a new class of our securities and do not have an established trading market. In addition, since none of the Preferred Units have a stated maturity date, investors seeking liquidity will be limited to selling their units the secondary market absent redemption by us. Although we have registered the offer and sale of the Preferred Units under the Securities Act, we do not intend to apply for the listing of either the Series A Preferred Units or the Series B Preferred Units on any securities exchange or for the quotation of the Series A Preferred Units or the Series B Preferred Units on any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the Series A Preferred Units or the Series B Preferred Units, as applicable and as permitted by applicable laws and regulations, they are not obligated to, and they may discontinue their market-making activities at any time without notice. An active market for the Series A Preferred Units or the Series B Preferred Units may not develop or, if developed, may not continue. In the absence of active trading markets, you may not be able to transfer your Series A Preferred Units or your Series B Preferred Units within the time or at the prices you desire.

We expect that delivery of the Preferred Units will be made to investors on or about November 16, 2017, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Preferred Units on any date prior to two business days before delivery will be required, by virtue of the fact that the Preferred Units initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Preferred Units who wish to trade the Preferred Units on any date prior to two business days before delivery should consult their advisors.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of business, the underwriters and their affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, asset leasing and treasury services for us and our affiliates, for which they received, or will continue to receive, customary fees or compensation. In particular, affiliates of each of the underwriters are lenders under our existing revolving credit facilities and, accordingly, may receive a portion of the net proceeds of this offering through our repayment of borrowings under such facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have lending relationships with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments

Selling Restrictions

Notice to Prospective Investors in Hong Kong

The Preferred Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Preferred Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Preferred Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder

Notice to Prospective Investors in Japan

The Preferred Units offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Preferred Units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Preferred Units may not be circulated or distributed, nor may the Preferred Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Preferred Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired such Preferred Units pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in those the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein, and has no responsibility for the prospectus supplement. The Preferred Units which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Preferred Units offered should conduct their own due diligence on the Preferred Units. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Legal

The current disclosure in the “Legal” section on page S-43 of the Preliminary Prospectus Supplement will be amended and restated as follows:

“The validity of the Preferred Units will be passed upon for us by our counsel, Latham & Watkins LLP, Houston, Texas. Certain legal matters relating to the offering of the Preferred Units will be passed upon for the underwriters by Andrews Kurth Kenyon LLP, Houston, Texas.”

General

All information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the preferred units and is not soliciting an offer to buy the preferred units in any jurisdiction where the offer or sale is not permitted.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting:, J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, MUFG Securities Americas Inc. at 1-877-649-6848 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.